As filed with the Securities and Exchange Commission on July 12, 2012

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1237795
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph Teichman
c/o The Lightstone Group
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Peter M. Fass, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-2900

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	10,000,000	$10.12	$101,200,000	$5,840.05

(1)	The proposed maximum offering price per share will equal $10.12 until adjusted by our board of directors. The initial share price is $10.12 per share.
(2)	A registration fee of $6,773.50 was previously paid in connection with the registration statement on Form S-11 (No. 333-166930) originally filed by Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVP I”) on May 18, 2010 (the “Prior Registration Statement”) relating to LVP I’s offering of 10,000,000 shares of its common stock under its distribution reinvestment program. As of the date hereof, at least 8,500,000 such shares remain unsold. Thus, pursuant to Rule 457(p) under the Securities Act, $5,757.47 out of the filing fee of $6,773.50 previously paid by the registrant may be applied to the total filing fee of $11,597.52 for this registration statement. As a result, a filing fee of $5,840.05 is due in connection with this registration statement.

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.

DISTRIBUTION REINVESTMENT PROGRAM

10,000,000 Shares of Common Stock

We are Lightstone Value Plus Real Estate Investment Trust, Inc., a real estate investment trust that acquires and manages a diversified (by geographical location and by type and size of property) portfolio of commercial and residential properties located throughout the United States and Puerto Rico. With this prospectus we are offering participation in our Distribution Reinvestment Program to record holders of our outstanding shares of common stock. We refer to our Distribution Reinvestment Program as the “Program” in this prospectus. We are amending the Program effective July 12, 2012, and the Program as it may be amended will apply to all participants. All information in this prospectus about the Program describes the Program as amended. Any current stockholder who joins or participates in the Program will be considered a participant.

PROGRAM HIGHLIGHTS

•	You may invest all of your cash distributions that we pay to you in additional shares of our common stock without paying any fees or commissions.
•	Once you are enrolled in the Program, any cash distributions paid on the shares of your common stock will be automatically reinvested in additional shares of our common stock until you terminate your participation in the Program or your participation is terminated by us. No minimum amount of shares is required to participate in the Program.
•	The purchase price for shares under the Program will be determined by our board of directors and will initially be $10.12 per share.
•	Your participation in the Program is entirely voluntary and you may terminate your participation at any time. If you do not elect to participate in the Program, you will continue to receive any cash distributions paid on your shares of common stock.

You should read this prospectus carefully so you will know how our distribution reinvestment program works and then retain it for future reference. In particular, please review the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Prospectus dated July 12, 2012

i

SUMMARY OF THIS OFFERING

The following summary describes the principal terms of this offering and the Program. You should carefully read the entire text of the Program in Appendix A to this prospectus before you decide to participate in the Program.

Shares Offered
10,000,000 shares of common stock, par value $0.01 per share.
Enrollment
No action is required if you are already participating in the Program. If you are not already participating in the Program, you can participate if you currently own shares of our common stock by completing and submitting the enclosed Authorization Form. No minimum amount of shares is required to participate in the Program.
Reinvestment of Distributions
You will be able to purchase additional shares of our common stock by reinvesting any cash distributions paid on your shares of common stock.
Administration
DST Systems, Inc. will serve as the reinvestment agent for the Program.
Price per Share
The initial price per share is $10.12. The price of shares purchased under the Program will be equal to, at our option, either (i) 95% of the then current net asset value per share as determined by our board of directors in good faith or (ii) $10.12 per share; provided, that any discount from the then current net asset value per share will not exceed 5%.
Tracking Your Investment
You will receive periodic statements of the transactions made in your Program account. These statements will provide you with details of the transactions and will indicate the share balance in your Program account.
Amendment and Termination of the Program
Our board of directors may terminate the Program for any reason by providing 30 days’ written notice. We may amend the Program for any reason by providing 10 days’ written notice.
Use of Proceeds
We intend to use the net proceeds from the sale of shares under the Program for general corporate purposes, including purchasing additional properties, funding operating or capital expenses associated with our existing properties or for funding our share repurchase program.
Program Restrictions
A participant will not be able to acquire common stock under the Program if the purchase would cause it to exceed the 9.8% ownership limit or would violate any of the other share ownership restrictions imposed by our charter. The Program is not available to investors in Arizona and Oregon.
Suitability Standards
For existing participants, you must notify us if there is a change in your financial condition that would cause you to fail to meet the suitability standards set forth in the prospectus for your initial purchase of our shares. New participants must meet the suitability standards that we have established for this offering. See the section of this prospectus titled “Suitability Standards.”
Address of Principal Executive Offices
1985 Cedar Bridge Ave., Suite 1 Lakewood, New Jersey 08701 (732) 367-0129

RISK FACTORS

The various risks associated with an investment in our common stock are set forth in “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, incorporated herein by reference.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

We are a Maryland corporation which has elected to be taxed as a real estate investment trust, or a “REIT.” We acquire and manage a diversified (by geographical location and by type and size of property) portfolio of commercial and residential properties located throughout the United States and Puerto Rico. Our sponsor, David Lichtenstein, does business as The Lightstone Group and wholly owns the limited liability company of that name. We have acquired and will continue to seek to acquire fee interests in multi-tenant, community, power and lifestyle shopping centers, and in malls located in highly trafficked retail corridors, high-barrier to entry markets, and sub-markets with constraints on the amount of additional property supply. Additionally, we have acquired and will continue to seek to acquire fee interests in lodging properties located near major transportation arteries in urban and suburban areas; multi-tenant industrial properties located near major transportation arteries and distribution corridors; multi-tenant office properties located near major transportation arteries; and market-rate, middle market multifamily properties at a discount to replacement cost.

Our principal executive offices are located at 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, our telephone number is (732) 367-0129 and ICON Investments maintains a website on our behalf at http://www.iconinvestments.com/securities/lightstone-reit-i.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room located at: Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or email at publicinfo@sec.gov for further information regarding the public reference rooms. Our SEC filings are also available to the public on the website maintained by the SEC at “www.sec.gov.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Program is terminated comprise the incorporated documents:

•	Current Report on Form 8-K filed with the SEC on March 9, 2012;
•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 30, 2012;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 14, 2012; and
•	Definitive Proxy Statement in respect of our 2012 meeting of stockholders, filed with the SEC on June 4, 2012.

We are also incorporating by reference the description of common stock set forth in our Registration Statement on Form S-11 (Registration No. 333-166930), which the SEC declared effective on May 2, 2011, as the same may be amended, supplemented or superseded. Upon oral or written request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to: Lightstone Value Plus Real Estate Investment Trust, Inc., 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, Attention: Investor Relations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing on favorable terms, (iv) changes in governmental laws and regulations, (v) the level and volatility of interest rates and foreign currency exchange rates, (vi) the availability of suitable acquisition opportunities and (vii) increases in operating costs. Accordingly, there is no assurance that our expectations will be realized.

TERMS AND CONDITIONS OF THE DISTRIBUTION REINVESTMENT PROGRAM

Purpose

1.  What is the purpose of the Program?

The primary purpose of the Program is to give our stockholders a convenient way to reinvest their cash distributions in additional shares of common stock.

Benefits and Disadvantages

2.  What are the benefits and disadvantages of the Program?

Benefits:

Before deciding whether to participate in the Program, you should consider the following benefits of participation in the Program:

•	You will realize the convenience of having all of your cash distributions automatically reinvested in additional shares of our common stock. Since the reinvestment agent will credit fractional shares of common stock to your Program account, you will receive full investment of your distributions.
•	You will simplify your record-keeping by receiving periodic statements which will reflect all current activity in your Program account, including purchases and latest balances.
•	We, not you, will pay all costs of administering the Program.

Disadvantages:

Before deciding whether to participate in the Program, you should consider the following disadvantages of participation in the Program:

•	Your reinvestment of cash distributions will result in your being treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received. The distribution may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due. See Question 11 for a summary of the potential tax consequences.
•	Because our common stock is not listed on a national securities exchange or included for quotation on an inter-dealer quotation system, the price for shares purchased under the Program will not be determined by market conditions. This price may fluctuate based on the determination of our board of directors. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares is determined.
•	Your investment elections, and any changes or cancellations, must be received by the reinvestment agent within specified time limits. If these time limits are not met, a delay may occur before your investment elections can be implemented. Please see Questions 6 and 10 for information on the time limit for participation in the Program.
•	You may not pledge shares of common stock deposited in your Program account unless you withdraw those shares from the Program.

Administration

3.  Who will administer the Program?

Reinvestment agent.  DST Systems, Inc., or another entity we may designate, will serve as the reinvestment agent of the Program. The reinvestment agent:

•	acts as your agent;
•	keeps records of all Program accounts;
•	sends your account statements to you; and
•	performs other duties relating to the Program.

You should send all correspondence with the reinvestment agent to:

DST Systems, Inc.
P.O. Box 219002
Kansas City, Missouri 64121-9002

Transfer agent.  DST Systems, Inc., or another entity we may designate, will serve as the transfer agent of the Program. If you decide to transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise to a person or entity outside the Program, you should send all correspondence to the transfer agent at the address set forth above.

Successor reinvestment agent.  We may replace the reinvestment agent with a successor reinvestment agent at any time. The reinvestment agent may resign as reinvestment agent of the Program at any time. In either such case, we will appoint a successor reinvestment agent, and we will notify you of such change.

Participation

4.  Who is eligible to participate in the Program?

Except as described below, and except for investors resident in Arizona and Oregon, the Program is generally open to all holders of our common stock who are holders of and elect to reinvest their distributions in shares of common stock. Participants can be individuals, trusts, retirement plans, corporations or other entities. You must notify us or the reinvestment agent if, at any time during your participation in the plan, there is an inaccuracy of any representation under your subscription agreement or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in the prospectus for your initial purchase of our shares.

Suitability Standards.  Participants must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000. Participants should carefully review the section of this prospectus captioned “Suitability Standards” to determine whether they are eligible to participate in the Program.

Exclusion from Plan at Our Election.  Notwithstanding any other provision in the Program, we reserve the right to prevent you from participating in the Program for any reason.

Enrollment

5.  How do I enroll in the Program?

If you meet the suitability standards, no action is required if you were a participant in our Program and would like to continue reinvesting your cash distributions under the Program described herein. If you are eligible to participate in the Program, you may join the Program at any time. Once you enroll in the Program, you will remain enrolled until you withdraw from the Program or we terminate the Program or your participation in the Program.

The Authorization Form.  To enroll and participate in the Program, you must complete the enclosed Authorization Form and mail it to DST Systems, Inc. at the address set forth in Question 3. Your form must be received no later than 10 days prior to the last day of the fiscal quarter related to a distribution. If your form is received by DST Systems, Inc. after the tenth day before the end of the fiscal quarter, then you will receive a cash distribution for such quarter and your enrollment will be processed by DST Systems, Inc. for the distribution declared for the following fiscal quarter.

If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Program, you may sign and return the Authorization Form to participate in the Program at any time.

The reinvestment agent will automatically reinvest any cash distributions paid on all shares of common stock that you have designated for participation in the Program until you indicate otherwise or withdraw from the Program, or until we terminate the Program or your participation. If you participate in the Program, we will pay to the reinvestment agent distributions on all shares of common stock held in your Program account. The reinvestment agent will credit the common stock purchased with your reinvested distributions to your Program account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Program on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Authorization Form on your behalf.

6.  When will my participation in the Program begin?

The reinvestment agent will begin to reinvest distributions for the fiscal quarter in which your Authorization Form is received; provided, that we receive such Authorization Form at least 10 days before the end of the fiscal quarter. Once you enroll in the Program, you will remain enrolled in the Program until you withdraw from the Program or we terminate the Program or your participation in the Program.

Purchases

7.  How are shares purchased under the Program?

Source of the Shares of Common Stock.  Initially, shares of common stock purchased on your behalf by the reinvestment agent under the Program will come from our legally authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange or included for quotation on a national market system, the reinvestment agent may purchase shares of common stock in the open market or directly from us on your behalf through this registration statement.

Distribution Payment Dates.  We currently declare distributions quarterly and will pay distributions as and when authorized by our board of directors. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Program obligates us to do so. The Program does not represent a guarantee of future distributions. Neither we nor the reinvestment agent will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the reinvestment agent from buying shares of common stock or interfere with the timing of such purchases.

Price of Shares of Common Stock.  The price of shares of common stock purchased by the reinvestment agent under the Program directly from us for distribution reinvestments will be determined by our board of directors from time to time. The price of shares purchased under the Program will be equal to, at our option, either (i) 95% of the then current net asset value per share as estimated by our board of directors in good faith or (ii) $10.12 per share; provided, that any discount from the then current net asset value per share will not exceed 5%.

Our board of directors determined that the current offering price for the Program is $10.12 per share, which is at a discount to our current net asset value per share of $10.65. On March 9, 2012, our board of directors determined our net asset value to be $10.65 per share as of December 31, 2011. This value is based upon an estimated amount we determined would be received if our properties and other assets were sold as of the close of our fiscal year. Because this is only an estimate, we may subsequently revise any annual valuation that is provided. Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the estimated value per share may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets.

The per share price for the Program was determined based in part upon U.S. federal income tax considerations. The United States Internal Revenue Service has ruled that in connection with a reinvestment plan, a REIT may give a discount of up to 5% on reinvested shares, as a result of the savings to the REIT resulting from directly issuing the reinvestment plan shares, but that a discount in excess of 5% will be treated as a preferential, non-deductible dividend.

Number of Shares to be Purchased.  The reinvestment agent will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your Program account. Subject to restrictions contained in our charter on transfer and ownership of our common stock described in Question 14, there is no limit on the number of shares of common stock you may purchase through distribution reinvestment. The reinvestment agent will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. The reinvestment agent will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

Certificates

8.  Will I receive certificates for shares purchased?

Book-Entry.  Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the reinvestment agent purchases for your account under the Program in your name. The reinvestment agent will credit such shares to your Program account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Issuance of Certificates.  Upon your written request to us, we will issue and deliver to you certificates for all whole and fractional shares of common stock credited to your Program account. The reinvestment agent will handle such requests at no cost to you.

Reports

9.  How will I keep track of my investments?

Within 60 days after the end of each fiscal quarter, the reinvestment agent will send you a detailed statement that will provide the following information with respect to your Program account:

•	total cash distributions received during the fiscal quarter;
•	total number of shares of common stock purchased during the fiscal quarter (including fractional shares);
•	price paid per share of our common stock during the fiscal quarter;
•	total number of shares of common stock in your Program account; and
•	receipts and purchases relating to your Program account during the fiscal quarter, including the tax consequences relative thereto.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Program.

Withdrawal

10.  How would I withdraw from participation in the Program?

Withdrawal from the Program.  You may withdraw from the Program at any time. In order to withdraw from the Program, you must provide written notice instructing DST Systems, Inc. to terminate your account. DST Systems, Inc. must receive such written notice at least 10 days before the end of the fiscal quarter related to a distribution. If your request to withdraw from the Program is received by DST Systems, Inc. after the tenth day before the end of the fiscal quarter, then we will process the reinvestment of your proceeds of the upcoming cash distribution in accordance with your existing instructions; your withdrawal request will be processed by DST Systems, Inc. for the distribution declared with respect to the following fiscal quarter. After the reinvestment agent terminates your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Program.

Rejoining the Program after Withdrawal.  After you withdraw from the Program, you may again participate in the Program at any time by filing a new Authorization Form with the reinvestment agent.

Tax Considerations

11.  What are the income tax consequences for participants in the Program?

You are encouraged to consult your personal tax advisers with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions under the Program, your tax basis and holding period for our common stock acquired under the Program and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. The following is a brief summary of the material U.S. federal income tax considerations applicable to the Program, is for general information only, does not purport to address all U.S. federal income tax consequences that may be relevant to a particular participant in the Program, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not “U.S. Stockholders.” In general, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (b) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to be treated as a United States person. If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock and participates in the Program, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares of our common stock and participates in the Program should consult its own tax adviser regarding the U.S. federal income tax consequences to the partner of participation in the Program.

If a U.S. Stockholder elects to participate in the Program and is subject to U.S. federal income taxation, the U.S. Stockholder will incur a tax liability for distributions allocated to such U.S. Stockholder even though he, she or it has elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the Program. Specifically, the U.S. Stockholder will be treated as if he, she or it has received the distribution from us in cash and then applied such distribution to the purchase of additional shares of common stock. In addition, to the extent a U.S. Stockholder purchases shares of common stock through the Program at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

As in the case of non-reinvested cash distributions, distributions that are reinvested under the Program (and not designated as capital gain dividends or, for taxable years beginning before January 1, 2013, qualified dividend income), including the discount from fair market value, will constitute taxable distributions to a U.S. Stockholder to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distributions, and any excess distributions first will constitute a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock, and then capital gain to the extent the excess distribution exceeds the U.S. Stockholder’s tax basis in his, her or its common stock. In addition, distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of: (a) the qualified dividend income received by us during such taxable year form C corporations, including any taxable REIT subsidiaries (generally, dividends that we receive will be treated as qualified dividend if the dividends are received from a regular, domestic C corporation, such as taxable REIT subsidiaries, and specified holding period and other requirements are met); (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Distributions that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation.

A U.S. Stockholder’s tax basis in his, her or its common stock acquired under the Program will generally equal the total amount of distributions the U.S. Stockholder is treated as receiving, as described above. The holding period in the U.S. Stockholder’s common stock generally begins on the day following the date on which the common stock is credited to the U.S. Stockholder’s Program account.

12.  What are the tax consequences of dispositions?

When you withdraw shares from the Program, you will not realize any taxable income. A U.S. Stockholder may recognize a gain or loss upon your disposition of common stock received under the Program. The amount of any gain or loss recognized will be the difference between the amount of cash and fair market value of any property received for the sale and the U.S. Stockholder’s tax basis in the common stock sold. Generally, gain or loss recognized on the disposition of common stock acquired under the Program will be treated for U.S. federal income tax purposes as capital gain or loss if the U.S. Stockholder does not hold the common stock as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Stockholder’s holding period for the common stock exceeds one year, except that, to the extent of any capital gain distributions received with respect to a U.S. Stockholder’s common stock, capital losses on common stock held for six months or less will be treated as long-term capital losses.

Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult with their tax advisors regarding the effect, if any, of the legislation imposing this tax on their ownership and disposition of shares of our common stock.

13.  How are backup withholding and information reporting provisions applied to you?

In general, any distribution reinvested under the Program is not subject to federal income tax withholding, unless you are not a U.S. Stockholder otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Program. The reinvestment agent or we may be required, however, to deduct as “backup withholding” at rates described below a portion of all distributions paid to a U.S. Stockholder, regardless of whether those distributions are reinvested pursuant to the Program. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in a U.S. Stockholder’s Program account. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number on an Internal Revenue Service Form W-9 (or an appropriate substitute form), certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number of social security number may also be subject to penalties imposed by the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify its non-foreign status. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Program. Therefore, if a

U.S. Stockholder is subject to backup withholding, such U.S. Stockholder’s distributions to be reinvested under the Program will be reduced by the backup withholding amount.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against such U.S. Stockholder’s U.S. federal income tax liability; provided, that the required information is furnished to the Internal Revenue Service.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends and, after December 31, 2014, proceeds of sales in respect of shares of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied.

The reinvestment agent or we will send an Internal Revenue Service Form 1099-DIV to you and to the Internal Revenue Service after the end of each year, reporting all distribution income you received during the year on your common stock.

14.  Is there any limit on the amount of common stock I can purchase pursuant to the Program?

In order for us to qualify as a REIT under the Internal Revenue Code (the “Code”), no more than 50% of the value of outstanding shares of our stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to qualify as a REIT under this “closely held” test, among other purposes, our charter provides that, subject to some exceptions, no person may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution provisions of the Code, (i) more than 9.8% in value of our aggregate outstanding shares of capital stock, or (ii) our capital stock to the extent that such ownership would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. Our board of directors may exempt a person from the 9.8% ownership limit upon receipt of certain representations and undertakings required by our charter and such other conditions as the board of directors may direct. However, our board of directors may not grant an exemption from the 9.8% ownership limit to any proposed transferee if it would result in the termination of our status as a REIT. In addition, our common stock must be beneficially owned by 100 persons or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year.

Any acquisition of shares of common stock under the Program is subject to being voided, ab initio, in the event that the acquisition would result in a violation of the ownership limitation, the “closely held” test or the 100 stockholder requirement, or certain other requirements or restrictions that could jeopardize our status as a REIT. If your acquisition is voided, you will receive in cash any distributions that were to be reinvested, without interest.

Other Provisions

15.  How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by authorizing your proxy and designating your vote on the proxy card, by authorizing your proxy and designating your vote in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

16.  What are your and the reinvestment agent’s responsibilities?

We, the reinvestment agent and any of our agents, in administering the Program, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We, the reinvestment agent and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Program or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Program to the reinvestment agent, we specifically disclaim any responsibility for any of the reinvestment agent’s actions or inactions in connection with the administration of the Program. None of our directors, officers, or stockholders or agents of the reinvestment agent will have any personal liability under the Program.

17.  How will a stock split affect my Program account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, the reinvestment agent will receive and credit to your Program account the applicable number of full shares and the value of any fractional shares.

18.  Can I pledge my shares under the Program?

You may not pledge any shares of common stock credited to your Program account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Program.

19.  How can I transfer my shares?

You may transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise. To transfer your shares to another person or entity you will need to mail to the transfer agent, at the address in Question 3, a completed transfer form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person or entity to whom you are transferring your shares. Please contact the transfer agent if you have any questions or need additional information.

20.  Can the Program be amended or terminated?

Although we expect to continue the Program indefinitely, our board of directors reserves the right to terminate the Program at any time upon 30 days’ written notice to all participants. Our board of directors also may amend the Program upon 30 days’ written notice to all participants. However, any termination or amendment of the Program must be approved by a majority of our independent directors.

21.  What happens if you terminate the Program?

If we terminate the Program, the reinvestment agent will send to each participant (i) a statement of account detailing the items listed in Question 9 and (ii) a check for the amount of any distributions in the participant’s account that have not been reinvested in shares. Our record books will be revised to reflect the ownership of record of the participant’s full shares and the value of any fractional shares standing to the credit of each participant’s account based on the market price of the shares. Any future distributions made after the effective date of the termination will be sent directly to the former participant.

22.  Are there any risks associated with the Program?

Your investment in shares purchased under the Program is no different from any investment in shares that you hold directly. Neither we nor the reinvestment agent can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Program. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, incorporated herein by reference.

23.  How will you interpret and regulate the Program?

We may interpret, regulate and take any other action in connection with the Program that we deem reasonably necessary to carry out the Program. As a participant in the Program, you will be bound by any actions taken by us or the reinvestment agent.

24.  What law governs the Program?

The laws of the State of Maryland will govern the terms, conditions and operation of the Program.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares under the Program for general corporate purposes, including purchasing additional properties, funding operating or capital expenses associated with our existing properties or for funding our share repurchase program. We have no basis for estimating the number of shares that will be sold.

PLAN OF DISTRIBUTION

We are offering a maximum of 10,000,000 shares to our current stockholders through the Program. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Program.

EXPERTS

The consolidated balance sheets of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2011 and Schedule III — Real Estate and Accumulated Depreciation as of December 31, 2011 have been audited by EisnerAmper LLP (“EisnerAmper”), an independent registered public accounting firm, as stated in their report which is incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On August 16, 2010, we were notified that Amper, Politziner and Mattia, LLP (“Amper”) had combined its practice with that of Eisner LLP and the name of the combined practice operates under the name of EisnerAmper.

The consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries for the year ended December 31, 2009 have been audited by Amper, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Venable LLP.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF
OUR DIRECTORS, OFFICERS AND ADVISOR

Our charter provides that our advisor and directors are deemed to be in a fiduciary relationship to us and our stockholders and that our directors have a fiduciary duty to the stockholders to supervise our relationship with the advisor. The liability of our directors and officers to us or our stockholders for money damages is limited to the maximum extent permitted under Maryland law. As a result, our directors and officers will not be liable to us or our stockholders for monetary damages unless:

•	the person actually received an improper benefit or profit in money, property or services; or
•	the person is adjudged to be liable based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Except as described below, our charter and bylaws authorize and direct us to indemnify and to pay or reimburse reasonable expenses to (i) any present or former director or officer, (ii) any individual who, while a director or officer of the Company at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and (iii) our advisor and its affiliates from and against any claim or liability to which that person may become subject or which that person may incur by reason of his, her or its service in any of the foregoing capacities. Our charter and bylaws also permit us to indemnify and advance expenses to a person who served a predecessor of the Company in any of the capacities described above and to any employee and agent of the Company or a predecessor of the Company or our advisor. Our charter and bylaws currently prohibit us from indemnifying any director, officer, employee or agent or the advisor or its affiliates for any loss or liability suffered by them or holding any of them harmless for any loss or liability suffered by us unless:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss will not have been the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the assets of our stockholders.

We will not indemnify any director, officer, employee or agent or the advisor or its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;
•	the claims have been dismissed with prejudice by a court of competent jurisdiction; or
•	a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made, and the court considering the request has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

Subject to applicable law, our charter requires us to advance amounts to a person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought but only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to be entitled to indemnification.

We may purchase and maintain insurance or provide similar protection on behalf of any director, officer, employee or agent or the advisor or its affiliates against any liability asserted which was incurred in any such capacity with us or arising out of such status; provided, however, that we may not incur the costs of any liability insurance which insures any person against liability for which he, she or it could not be indemnified under our charter. We may enter into any contract for indemnity and advancement of expenses with any officer, employee or agent who is not a director as may be determined by the board of directors and as permitted by law. Our sponsor has purchased directors and officers liability insurance on behalf of our officers and directors and we will reimburse our sponsor for the premiums incurred under such policy.

The Lightstone Group has entered into separate indemnification agreements with each of our directors and some of our executive officers. The indemnification agreements require The Lightstone Group to indemnify our directors and officers to the fullest extent permitted by law, subject to the limits referred to above. The Lightstone Group also may indemnify and advance expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and cover directors and officers under The Lightstone Group’s directors’ and officers’ liability insurance, if any. Although the form of indemnification agreement will offer substantially the same scope of coverage afforded by provisions in our charter and bylaws, it will provide greater assurance to directors and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by The Lightstone Group’s or our board of directors or by the stockholders to eliminate the rights it will provide.

We have been advised that, in the opinion of the SEC, any indemnification that applies to liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

SUITABILITY STANDARDS

We have established financial suitability standards for investors who purchase shares of our common stock. New participants should carefully review the following suitability standards to determine whether they are eligible to participate in the Program. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or your automobile.

General standards for all new participants.  New participants must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Arkansas.  Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Arkansas residents that have a combined liquid net worth of at least ten (10) times the amount of their investments in us and other similar programs.

Kentucky.   Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000, with the amount invested in us not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Michigan, Pennsylvania and Washington.   Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in us and our affiliates cannot exceed 10% of the Massachusetts, Michigan, Pennsylvania or Washington resident’s net worth.

Kansas, Missouri, and California.   In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Alabama.   Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Tennessee.   Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and Tennessee residents’ maximum investment in us and our affiliates must not exceed ten percent (10%) of their liquid net worth.

The foregoing suitability standards must be met by the investor who purchases the shares. In the case of sales to fiduciary accounts, these minimum standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the common stock if the donor or the grantor is the fiduciary.

In the case of gifts to minors, the suitability standards must be met by the custodian of the account or by the donor.

APPENDIX A

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PROGRAM

Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Distribution Reinvestment Program (the “DRP”), effective as of July 12, 2012, the terms and conditions of which are set forth below. Capitalized terms are defined in Section 9 unless otherwise defined herein.

A third party not Affiliated with the Company (the “Reinvestment Agent”) acting as agent for the Stockholders who elect to participate in the DRP (the “Participants”) will apply all distributions (the “Distributions”) paid with respect to the Shares held by each Participant, including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for said Participants directly.

1.  Procedure for Participation.  Any Stockholder may elect to become a Participant by completing and executing such Authorization Form as may be available from the Company or the Reinvestment Agent. Participation in the DRP will begin during the fiscal quarter in which the Participant’s Authorization Form is received; provided, that the Company receives such Authorization Form at least ten (10) days before the end of such fiscal quarter. Shares will be purchased under the DRP on the record date for the Distribution used to purchase the Shares. Distributions for Shares acquired under the DRP will be paid at the same time as Distributions are paid on Shares purchased outside the DRP and will be calculated according to the same daily record date and Distribution declaration date as Distributions paid on Shares purchased outside the DRP. Each Participant agrees that if, at any time prior to listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on a national market system, there is an inaccuracy of any representation under his, her or its subscription agreement or his, her or its financial condition materially changes, he, she or it will promptly so notify the Company in writing.

2.  Purchase of Shares.  Regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid, Participants will acquire Shares from the Company under the DRP at a price equal to, at the Company’s option, either (i) 95% of the then current net asset value per share as estimated by the Company’s Board of Directors in good faith or (ii) $10.12 per Share; provided, that any discount from the then current net asset value per Share will not exceed 5%. Participants may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under the DRP to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s Articles of Incorporation, as amended to date. No selling commissions or dealer manager fees will be paid for the Shares purchased under the DRP.

3.  Share Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of any share certificates. The Company will not issue share certificates except to Stockholders who make a written request to the Company.

4.  Reports.  Within sixty (60) days after the end of each fiscal quarter, the Reinvestment Agent will provide each Participant with an individualized report on his, her or its investment, including the total number of shares in the Participant’s account, and, with respect to the fiscal quarter then ended, the purchase price paid per Share, the number of Shares purchased (including fractional shares), as well as the total amounts of cash Distributions received. The individualized statement to each Participant will include receipts and purchases relating to such Participant’s participation in the DRP with respect to the fiscal quarter then ended, including the tax consequences relative thereto.

5.  Termination by Participant.  A Participant may terminate participation in the DRP at any time, without penalty, by delivering written notice to the Reinvestment Agent. Such written notice must be received by the Reinvestment Agent at least ten (10) days before the end of the fiscal quarter related to a Distribution. Prior to listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on a national market system, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of participation in the DRP, Distributions will be distributed to the terminating Participant in cash.

6.  Amendment or Termination of DRP by the Company.  The Directors of the Company may by majority vote (including a majority of the Independent Directors) terminate the DRP for any reason upon 30 days’ prior written notice to the Participants or amend the DRP for any reason upon ten (10) days’ prior written notice to the Participants.

7.  Absence of Liability.  Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Act or the securities laws of a state, the Company and the Reinvestment Agent have been advised that, in the opinion of the U.S. Securities and Exchange Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

8.  Governing Law.  This DRP shall be governed by the laws of the State of Maryland.

9.  Defined Terms.

a.  “Act” means the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

b.  “Affiliate” means, with respect to any other person: (i) any person directly or indirectly owning, controlling or holding, with the power to vote 10% or more of the outstanding voting securities of such other person; (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by or under common control with such other person; (iv) any executive officer, director, trustee or general partner of such other person; and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner.

c.  “Directors” means the members of the Board of Directors of the Company, including the Independent Directors.

d.  “Ownership Limit” means the prohibition on beneficial or constructive ownership of more than 9.8% in value of the outstanding shares of capital stock of the Company.

e.  “Shares” means the shares of common stock, par value $0.01 per share, of the Company, and “Share” means one of those Shares.

f.  “Stockholders” means the beneficial holders of Shares.

APPENDIX B

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
DISTRIBUTION REINVESTMENT PROGRAM AUTHORIZATION FORM

Date:

Account Name:

Lightstone Account #:

Please use this form as your authorization until further notice to change my disbursement form to:

☐	Dividend Reinvest
☐	Send distributions via check to my home address (not available for qualified plans)
☐	Send distributions via check to alternate payee listed here (not available for qualified plans without custodial approval):

Name   Address

Account #    City, State Zip

☐	Direct Deposit I authorize Lightstone Value Plus Real Estate Investment Trust, Inc. or its agent (collectively, “REIT”) to deposit my distributions to the checking or savings account identified below. The authority will remain in force until I notify REIT in writing to cancel it. In the event that REIT deposits funds erroneously into my account, REIT is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name
ABA/ Routing Number . .  Please attach a voided check
Account #
Thank you for your assistance in this matter.
Signature:    Signature:
                  (If this is a Joint account, both parties must sign)
Printed Name(s):
(Internal Authorized Signature)

SEND TO:
LIGHTSTONE VALUE PLUS REIT, INC.
C/O DST SYSTEMS, INC.
P.O. BOX 219002
KANSAS CITY, MISSOURI 64121-9002

*	Note: Distribution reinvestment program is not available to investors in Arizona and Oregon.

PROSPECTUS
DISTRIBUTION REINVESTMENT PROGRAM
10,000,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

July 12, 2012

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the shares registered hereby:

Securities and Exchange Commission Registration fee	$5,840.05
Printing and mailing expenses	$75,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$25,000.00
Blue Sky fees and expenses	$20,000.00
Federal Taxes	$—
State Taxes	$—
Miscellaneous	$—
Total	$175,840.05

Item 15.  Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision.

The charter of the Company requires it to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company, (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, and (c) the advisor and its officers, directors and affiliates, (such persons and the advisor and its officers, directors and affiliates being referred to herein as an “Indemnitee”) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities.

However, the Company may not indemnify any Indemnitee for any loss or liability suffered by the Indemnitee or hold any Indemnitee harmless for any loss or liability suffered by us unless (a) the Indemnitee has determined in good faith that the course of conduct which caused the loss or liability was in the best interests of the Company, (b) the Indemnitee was acting on behalf of the Company or performing services for the Company, (c) the liability, loss or expense was not the result of negligence or misconduct on the part of the Indemnitee, except that if the Indemnitee is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct and (d) the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the assets of our stockholders. Further, the Company may not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (x) each claim or count involving alleged violations of federal or state securities has been adjudicated in favor of the Indemnitee, (y) each such claim or count has been dismissed with prejudice by a court of competent jurisdiction, or (z) a court of competent jurisdiction approves a settlement of each such claim or count and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission (“SEC”) and the published position of any applicable state securities regulatory authority as to indemnification for securities law violations.

The Bylaws of the Company obligate it, subject to the limits described above, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to an Indemnitee who is made or threatened to be made a party to the proceeding by reason of his service in the capacities described above. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does to the extent described above) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. However, under our charter, the Company may advance amounts to an Indemnitee only if (w) the proceeding relates to acts or omissions relating to the performance of duties or services for the Company or on its behalf, (x) the proceeding is initiated by a third party who is not a stockholder or is initiated by a stockholder acting in his or her capacity as such, and a court of competent jurisdiction specifically approves the advancement, (y) the Indemnitee provides the Company with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, and (z) the Indemnitee undertakes in writing to repay the advanced funds to the Company, together with interest at the applicable legal rate of interest if the Indemnitee is found not to be entitled to indemnification.

Our Bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or the Bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) we have been advised that, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable.

Item 16.  Exhibits

The following documents are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Distribution Reinvestment Program, included as Appendix A to prospectus
5.1	Opinion of Venable LLP regarding the legality of the securities being registered
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2	Consent of EisnerAmper LLP
23.3	Consent of Amper, Politziner & Mattia, LLP
24.1	Power of Attorney

Item 17.  Undertakings.

(a)  The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)  The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)  The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 12th day of July, 2012.

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.

By:	/s/ David Lichtenstein David Lichtenstein Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ David Lichtenstein David Lichtenstein	Chief Executive Officer and Chairman of the Board of Directors	July 12, 2012
/s/ Donna Brandin Donna Brandin	Chief Financial Officer and Treasurer	July 12, 2012
/s/ Bruno de Vinck Bruno de Vinck	Chief Operating Officer, Senior Vice President, Secretary and Director	July 12, 2012
* Shawn R. Tominus	Director	July 12, 2012
* Edwin J. Glickman	Director	July 12, 2012
* George R. Whittemore	Director	July 12, 2012
*By: /s/ David Lichtenstein David Lichtenstein		July 12, 2012